EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Andrew J. Bosman	Jennifer Moreno Reddick
Chief Marketing Officer	Executive Director, Investor Relations
312.573.5631	312.573.5634

NAVIGANT ANNOUNCES APPOINTMENT OF JULIE M. HOWARD TO CHIEF EXECUTIVE OFFICER AND TO THE NAVIGANT BOARD OF DIRECTORS

CHICAGO – February 23, 2012 – Navigant (NYSE: NCI) today announced the appointment of current President and Chief Operating Officer Julie M. Howard to Chief Executive Officer, effective March 1, 2012. Howard succeeds current CEO William M. Goodyear, who will remain with the Company as Executive Chairman of the Board.

The transition is part of a succession plan that former Gov. James R. Thompson—Lead Director of the Navigant Board—said positions Navigant for continued growth. Thompson credited Goodyear for driving Navigant forward in recent years, and emphasized the Board’s confidence in Howard to build upon that momentum.

“Julie has been a critical architect and a key leader in developing and implementing the Company’s strategic plans, and she is well-prepared to lead the Company into the future,” Thompson said. “With the Company performing at a high level, the Board believes now is an excellent time to promote Julie to Chief Executive Officer. The Board is pleased to have someone of Julie’s caliber and performance track record in place and ready to succeed Bill.”

Thompson continued, “The Board is appreciative of Bill’s leadership and the contributions he has made to the success of Navigant over the past 12 years. He assumed leadership of the firm during a difficult time, and implemented both a company restructuring and a strategic growth plan that has put the organization on a steady path to long-term success. We are pleased that Bill will remain as Executive Chairman for the next two years focusing on client and key account development activities.”

In addition to being appointed CEO, Howard was also appointed to the Navigant Board of Directors. Howard has spent the greater part of her 20+ year career with Navigant, including holding leadership roles overseeing the firm’s consulting businesses as well as key administrative functions. Howard has served as the Company’s Chief Operating Officer since 2003 and President since 2006.

“I’m honored and excited to have the opportunity to lead Navigant, and am confident in our ability to continue our recent growth trajectory,” said Howard. “My enthusiasm for Navigant is driven by the talent and abilities of our 2,500 employees – all of whom have a critical hand in successfully executing our strategy and delivering results for our clients, our shareholders and each other every day. I want to thank Bill for his leadership, which has positioned Navigant for ongoing success.”

Goodyear commented, “The Company is in excellent shape, has a seasoned practice and corporate leadership team in place, and is well positioned opposite exciting market opportunities. I look forward to supporting Julie as she leads the Company in the future execution of our strategy.”

Conference Call Details

Goodyear and Howard will host a conference call to discuss the transition of their roles at 11:00 a.m. Eastern Time today, Thursday, February 23, 2012. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 800.857.9646 (312.470.7062 for international callers) and referencing pass code “NCI.” A replay of the web cast will be available for approximately 60 days.

About Navigant

Navigant (NYSE: NCI) is a specialized, global expert services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals combine technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism in the highly regulated Construction, Energy, Financial Services and Healthcare industries to support clients in addressing their most critical business needs. More information about Navigant can be found at www.navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “outlook,” “plans,” “goals,” “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results or performance to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success and timing of the Company’s implementation of its strategic business assessment; the success of the Company’s organizational changes and cost reduction actions; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions; pace, timing and integration of acquisitions; impairment charges; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

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